Exhibit (a)(5)(G)

FOR IMMEDIATE RELEASE

CONTACT:

Investors:

Antonella Franzen

(609) 720-4665

Ryan Edelman

(609) 720-4545

Media:

Fraser Engerman

(414) 524-2733

Johnson Controls International plc announces final results of cash tender offer

CORK, Ireland (June 5, 2019) - Johnson Controls International plc (“JCI”) (NYSE: JCI) today announced the final results of its “modified Dutch auction” tender offer, which expired at 11:59 p.m., New York City time, on May 31, 2019.

Based on the final count by Equiniti Trust Company, the depositary for the tender offer, JCI has accepted for payment 102,445,878 shares of JCI’s ordinary shares at a purchase price of $39.25 per share, for a cost of $4,021,000,711.50, excluding fees and expenses related to the tender offer. Included in the 102,445,878 shares JCI accepted for purchase in the tender offer are 535,050 shares that JCI has elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding ordinary shares. The repurchased shares represent approximately 11.4% of JCI’s ordinary shares issued and outstanding as of May 30, 2019.

The depositary will promptly pay for all shares accepted for payment pursuant to the tender offer, and will return all other shares tendered and not purchased in the tender offer.

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Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as dealer managers for the offer. D.F. King & Co., Inc. is acting as the information agent and Equiniti Trust Company is acting as the depositary for the offer. For additional information regarding the terms of the offer, please contact: Barclays Capital Inc. at (888) 610-5877 (toll free), Citigroup Global Markets Inc. at (877) 531-8365 (toll free), J.P.

Morgan Securities LLC at (877) 371-5947 (toll free) or BofA Securities, Inc. at (888) 803-9655 (toll free). Questions regarding the offer may be directed to D.F. King & Co., Inc., the information agent, by telephone at (800) 967-5019 (toll-free) or via email at jci@dfking.com or to the dealer managers at their telephone numbers above.

JCI is authorized under Article 3(d) of its Articles of Association to effect repurchases of shares as redemptions and any repurchases of shares pursuant to the tender offer will be effected by redemption.

About Johnson Controls International plc

Johnson Controls is a global leader creating a safe, comfortable and sustainable world. Our 105,000 employees create intelligent buildings, efficient energy solutions and integrated infrastructure that work seamlessly together to deliver on the promise of smart cities and communities in 150 countries. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win everywhere, every day and creating greater value for all of our stakeholders through our strategic focus on buildings.

Johnson Controls International plc has made statements in this communication that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, “forward-looking statements.” In this communication, statements regarding Johnson Controls’ future financial position, sales, costs, earnings, cash flows, other measures of results of operations, synergies and integration opportunities, capital expenditures and debt levels are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: any delay or inability of Johnson Controls to realize the expected benefits and synergies of recent portfolio transactions such as the merger with Tyco and the spin-off of Adient, changes in tax laws (including but not limited to the recently enacted Tax Cuts and Jobs Act), regulations, rates, policies or interpretations, the loss of key senior management, the tax treatment of recent portfolio transactions, significant transaction costs and/or unknown liabilities associated with such transactions, the outcome of actual or potential litigation relating to such transactions, the risk that disruptions from recent transactions will harm Johnson Controls’ business, the strength of the U.S. or other economies, changes to laws or policies governing foreign trade, including increased tariffs or trade restrictions, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency rates and cancellation of or changes to commercial arrangements, and with respect to the disposition of the Power Solutions business, whether the strategic benefit of the Power Solutions transaction can be achieved. A detailed discussion of risks related to Johnson Controls’ business is included in the section entitled “Risk Factors” in Johnson Controls’ Annual Report on Form 10-K for the 2018 fiscal year filed with the SEC on November 20, 2018 and its Quarterly Report on Form 10-Q for the period ended March 31, 2019 filed with the SEC on May 3, 2019, which are available at www.sec.gov and www.johnsoncontrols.com under the “Investors” tab. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this communication are made only as of the date of this document, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication.

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